Exhibit 10.11(c)

SMITHFIELD FOODS, INC.

NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made by and between Smithfield Foods, Inc., a Virginia corporation (“Smithfield”) and Dennis H. Treacy (the “Executive”) as of the date below.

WHEREAS, Smithfield entered into an Agreement and Plan of Merger with Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands (“Shaunghui”) and Sun Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Shaunghui (“Merger Sub”), pursuant to which Merger Sub will merge with and into Smithfield (the “Merger”), with Smithfield surviving the Merger as a wholly owned subsidiary of Shaunghui,
WHEREAS, the Executive has been employed by Smithfield as its Executive Vice President and Chief Sustainability Officer, and Smithfield and the Executive intend that he continue in that position following the Merger;

WHEREAS, the Executive acknowledges that, as a result of the Executive’s historic employment by Smithfield and the Executive’s ongoing employment with Smithfield, the Executive has and/or will become familiar with the trade secrets of Smithfield and its subsidiaries (collectively, the “Company”). The Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive directly or, indirectly through another Person, were to compete with the Company or provide services to any Person competing with the Company during the period covered by this Agreement (except as expressly permitted hereunder) and that such competition by the Executive would result in a significant loss of goodwill by the Company;

WHEREAS, the parties acknowledge that the Executive has had and will have access to and has obtained and shall continue to have access to and obtain proprietary knowledge, know-how, information, training and experience with respect to the Company, and has developed and/or will develop relationships with the Company’s lenders, customers, vendors, employees and others having business relationships with them, and there is a substantial probability that such proprietary knowledge, know-how, information, training, experience and relationships could be used to the substantial advantage of a competitor of the Company, and to the substantial detriment of the Company;

WHEREAS, Smithfield and the Executive acknowledge that any competition by the Executive would be especially harmful for the critical period for the Company following the Merger,

WHEREAS, the Executive acknowledges that his consent to an amendment to Smithfield Foods, Inc. Retention Bonus Plan is a condition to his receiving the benefits of this Agreement and he agrees to provide his consent to that amendment; and

WHEREAS, Smithfield acknowledges that it will be significantly benefited by the provisions of this Agreement that would prevent the Executive from competing with Smithfield following a termination of the Executive’s employment;

NOW THEREFORE, in consideration of the promises and obligations by and between the parties under this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    In exchange for the payments described on Annex 1 attached hereto, the Executive agrees as follows:

(a) For the period beginning at the effective time of the Merger and continuing until the third anniversary thereof (the “Restriction Period”), the Executive will not engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or (b) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist others to engage in Competitive Activity within the Prohibited Territory. For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Competitive Activity” means: (A) engaging in any aspect of the Business (as defined below) that the Executive was involved with on behalf of the Company at any time during the last twelve (12) months of the Executive’s employment with the Company; (B) engaging in work for a competitor of the Company that is substantially similar to the work the Executive performed on behalf of the Company at any time during the last twelve (12) months of employment with the Company; and/or (C) engaging in any work for a competitor of the Company that is likely to result in the Executive’s use or disclosure of any Confidential Information. Notwithstanding the preceding, neither owning the stock or options to acquire stock totaling less than five percent (5%) of the outstanding shares in a public company, nor work during the Executive’s employment by Smithfield as required by and for the benefit of the Company, shall constitute by itself Competitive Activity.

(ii)    “Business” means: (i) the business of hog producing and pork processing, including the production and marketing of fresh meat and packaged meats products both in the United States and internationally; and (ii) the business engaged in by the Company when the Executive’s employment with Smithfield ends.

(iii)    “Prohibited Territory” means: (a) the United States, Poland, Romania, the United Kingdom, Western Europe, Mexico and the People’s Republic of China, and (b) the territory that the Executive assisted the Company to engage in its business within at any time during the last twelve (12) months of the Executive’s employment with Smithfield.

(b) During the Restriction Period, the Executive will not (i) solicit, encourage, cause or attempt to cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company that are competitive with or a substitute for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or substitute for the Company’s services or products; (iii) solicit, encourage, cause or attempt to cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business, with the Company; or (iv) make any disparaging remarks about the Company or its business, services, affiliates, officers, managers, directors or management employees, whether in writing, verbally, or on any online forum. For purposes of this Agreement, “Restricted Customer” means: (A) any customer of the Company with whom the Employee had contact or communications at any time during the Employee’s last twelve (12) months as a Company employee; (II) any customer of the Company for whom the Employee supervised the Company’s dealings at any time during the Employee’s last twelve (12) months as a Company employee; and/or (III) any customer of the Company about whom the Employee obtained any Confidential Information during the Employee’s last twelve (12) months as a Company employee.
(c) During the Restriction Period, the Executive shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by the Company; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Company; and/or (iii) hire or engage any person employed or engaged by the Company as of the Employee’s last day of employment with the Company unless that person has been separated from the Company for over twelve (12) months
(d) The Executive acknowledges that his employment with the Company creates a privileged and confidential relationship between him and the Company, and that information concerning the business of the Company that is not in the public domain, nor available from sources other than the Company, including but not limited to, customer lists, pricing and cost data, customer accounts, trade secrets, product ideas, information and reports, formulas, algorithms, schematics, finances, methodologies, properties, analyses, summaries, notes, compilations, studies, methods of operation, procedures, processes, discoveries, inventions, concepts, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, operations, and information regarding employees, software in various states of development and related documentation, designs, drawings, design specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, copyrightable materials and other such information, as well as photo, electronic or other copies or reproductions, in whole or in part, of any of the foregoing, stored in whatever medium, including electronic or magnetic, (collectively, “Proprietary Information”), is confidential and/or proprietary in nature.
(i) The Executive agrees not to use any Proprietary Information, either directly or indirectly, that may be acquired or developed in connection with his employment with Smithfield for his own benefit or for the benefit of others. In addition, except as directed by the Company, he will not: (A) release, divulge, disclose, publish or communicate any Proprietary Information to any person whatsoever at any time, or (B) misappropriate, copy, remove from its premises, or otherwise take documents, records, reports, or files, whether in hardcopy or electronic format, which contain any Proprietary Information.
(ii) These restrictions on use and disclosure of Proprietary Information shall not apply to information: (a) that was generally known or available to the public (other than by reason of any violation of this Agreement by the undersigned); (b) that becomes generally known or available to the public (other than by reason of any violation by the undersigned of this Agreement) after the time of disclosure to the Executive by the Company or any of its representatives; (c) which was known or available to the Executive prior to his employment with the Company; (d) that the Company agrees is free of such restrictions, but only if such agreement is in writing and to the extent of such written agreement; or (e) that is required to be disclosed by law, regulation, or the valid order of a court or other governmental body, but only to the extent required by such law, regulation, or order, and only if the Executive first notifies the Company of the law, regulation, or order so as to permit the Company an opportunity to seek relief from disclosure.
2.    The parties agree to the reasonableness of the restrictions, covenants and other provisions set forth in this Agreement and acknowledge that they have been negotiated at arms-lengths for fair and adequate consideration, and they agree that such restrictions, covenants and forfeiture provisions shall be legally enforceable. The Executive agrees that the Company’s remedies at law for a breach of such restrictions, covenants or forfeiture provisions will be inadequate and that, in connection with any such breach, the Company will be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm or for posting a bond. Notwithstanding the foregoing, if any court shall determine such restrictions, covenants or forfeiture provisions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits which it finds to be reasonable and that the Executive will not assert that such restrictions, covenants or forfeiture provisions should be eliminated in their entirety by such court or that this Agreement should be null and void or voidable.

3.    In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.    This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles of any jurisdiction.

_/s/ Dennis H. Treacy    ___    _______________        9/25/2013_________
Dennis H. Treacy                        Date

_/s/ Michael H. Cole    _____________________        9/25/2013_________
Smithfield Foods, Inc.                     Date

By: Michael H. Cole______________________

Title: Vice President and Chief Legal Officer___

ANNEX 1

DENNIS H. TREACY

The payment dates are the anniversaries of the closing date of the Merger or the next business day as follows:

Payment #    Payment Date            Amount

1.        Six-month Anniversary    $375,000.00

2.        First Anniversary        $375,000.00

3.        Second Anniversary        $375,000.00

4.        Third Anniversary        $375,000.00